PRELIMINARY PROSPECTUS                        Filed Pursuant to 424(b)(3)
SEC Registration No. 333-257306

BARK, Inc.

Up to 24,961,238 shares of Common Stock

Up to 9,843,433 Shares of Common Stock Underlying 2025 Convertible Notes

This prospectus relates to the issuance by us of up to 8,478,333 shares of our common stock, $0.0001 par value per share (“Common Stock”) issuable upon the exercise of our publicly-traded warrants (the “Public Warrants”).
This prospectus also relates to the resale or disposition from time to time by (i) the selling stockholders named in this prospectus or their permitted transferees (collectively, the “Selling Stockholders”) of up to 6,639,472 shares of Common Stock, including (a) up to 5,203,942 shares of Common Stock (the “PIPE Shares”), issued in a private placement, and (b) up to 1,435,530 other outstanding shares of Common Stock held by the selling stockholders, issued upon the exercise of assumed warrants held by former warrantholders of BarkBox, Inc. (the “Warrant Shares”) and (ii) the selling noteholders or their permitted transferees (the “Selling Noteholders”) of up to 9,843,433 shares of Common Stock issuable upon conversion of the approximately $98,434,330 in aggregate principal amount of outstanding 5.50% convertible senior secured notes due 2025 (the “2025 Convertible Notes”) (including 1,709,776 shares of Common Stock issuable upon the conversion of approximately $17,097,757 principal amount of in-kind interest payments on the outstanding 2025 Convertible Notes from June 1, 2022 through their maturity date). The Selling Securityholders may offer, sell or distribute all or a portion of the shares of Common Stock registered hereby publicly or through private transactions at prevailing market prices or at negotiated prices or as distributions in kind to their members, partners or stockholders pursuant to the registration statement of which this prospectus is a part by delivering a prospectus with a plan of distribution. We provide more information about how the Selling Securityholders may sell the securities in the section entitled “Plan of Distribution.”
This prospectus provides you with a general description of such securities and the general manner in which the Selling Securityholders may offer or sell the securities. More specific terms of any securities that the Selling Securityholders may offer or sell may be provided in a prospectus supplement that describes, among other things, the specific amounts and prices of the securities being offered and the terms of the offering. The prospectus supplement may also add, update or change information contained in this prospectus.
We will pay all fees and expenses and fees in connection with the registration of the Common Stock and will not receive proceeds from the sale of the shares of Common Stock by the Selling Securityholders. We will receive the proceeds from any exercise of any Public Warrants for cash or the sale of previously unregistered shares. We will not receive any proceeds from the conversion of the 2025 Convertible Notes.
Information regarding the Selling Securityholders, the amounts of shares of Common Stock and Convertible Notes that may be sold by them and the times and manner in which they may offer and sell the shares of Common Stock and Convertible Notes under this prospectus is provided under the sections entitled “Selling Securityholders” and “Plan of Distribution,” respectively, in this prospectus. We have not been informed by any of the Selling Securityholders that they intend to sell their securities covered by this prospectus and do not know when or in what amount the Selling Securityholders may offer the securities for sale. The Selling Securityholders may sell any, all, or none of the securities offered by this prospectus.
The Selling Securityholders and intermediaries through whom such securities are sold may be deemed “underwriters” within the meaning of the Securities Act of 1933, as amended, with respect to the securities offered hereby, and any profits realized or commissions received may be deemed underwriting compensation. We have agreed to indemnify certain of the Selling Securityholders against certain liabilities, including liabilities under the Securities Act.
You should read this prospectus and any prospectus supplement or amendment carefully before you invest in our securities.
Our Common Stock and Public Warrants are currently listed on The New York Stock Exchange (the “NYSE”), under the symbols “BARK,” and “BARK WS,” respectively. On February 7, 2023, the last reported sales price of our Common Stock listed under the symbol BARK was $2.02 per share and the last reported sales price of our Public Warrants listed under the symbol BARK WS was $0.25 per warrant. The 2025 Convertible Notes are not, and will not be, listed for trading.
INVESTING IN OUR SECURITIES INVOLVES RISKS THAT ARE DESCRIBED IN THE “RISK FACTORS” SECTION BEGINNING ON PAGE 5 OF THIS PROSPECTUS.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
The date of this prospectus is December 1, 2022

ABOUT THIS PROSPECTUS
As used in this prospectus, unless the context otherwise requires or indicates, references to “BARK,” “Company,” “we,” “our,” or “us,” refer to BARK, Inc. and its subsidiaries.
The information contained in this prospectus is not complete and may be changed. You should rely only on the information provided in or incorporated by reference in this prospectus, in any prospectus supplement or in a related free writing prospectus, post-effective amendment to the registration statement or documents to which we otherwise refer you.
Neither we nor the Selling Securityholders have authorized anyone to provide you with any information or to make any representations other than those contained in this prospectus or any applicable prospectus supplement or any free writing prospectuses prepared by or on behalf of us or to which we have referred you. Neither we nor the Selling Securityholders take responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus and any accompanying prospectus supplement, if any, do not constitute an offer to sell or the solicitation of an offer to buy any securities other than the registered securities to which they relate, nor do this prospectus and any accompanying prospectus supplement, if any, constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. You should not assume that the information contained in this prospectus and any accompanying prospectus supplement, if any, is accurate on any date subsequent to the date set forth on the front of such document or that any information we have incorporated by reference is correct on any date subsequent to the date of the document incorporated by reference, even though this prospectus and any accompanying prospectus supplement, if any, is delivered or securities are sold on a later date.
We may also provide a prospectus supplement or post-effective amendment to the registration statement to add information to, or update or change information contained in, this prospectus. You should read both this prospectus and any applicable prospectus supplement or post-effective amendment to the registration statement together with the additional information to which we refer you in the sections of this prospectus entitled “Where You Can Find More Information” and “Incorporation by Reference.”
We further note that the representations, warranties and covenants made by us in any agreement that is filed as an exhibit to any document that is incorporated by reference in this prospectus were made solely for the benefit of the parties to such agreement, including, in some cases, for the purpose of allocating risk among the parties to such agreements, and should not be deemed to be a representation, warranty or covenant to you. Moreover, such representations, warranties or covenants were accurate only as of the date when made. Accordingly, such representations, warranties and covenants should not be relied on as accurately representing the current state of our affairs.
CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
Certain statements in this prospectus, including documents incorporated by reference herein, may constitute “forward-looking” statements as defined in Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the Private Securities Litigation Reform Act of 1995 (the “PSLRA”) or in releases made by the SEC, all as may be amended from time to time. These forward-looking statements can be identified by the use of forward-looking terminology, including the words “believes,” “estimates,” “anticipates,” “expects,” “intends,” “plans,” “may,” “will,” “potential,” “projects,” “predicts,” “continue,” or “should,” or, in each case, their negative or other variations or comparable terminology. There can be no assurance that actual results will not materially differ from expectations. Such statements include, but are not limited to, any statements relating to our financial and business performance, the sufficiency of our cash and cash equivalents for our continued operations, market acceptance and the anticipated success of our business model, and our ability to expand the scope of our offerings. These statements are based on management's current expectations, but actual results may differ materially due to various factors.
The forward-looking statements contained in this prospectus are based on our current expectations and beliefs concerning future developments and their potential effects on us. Future developments affecting us may not be those that we have anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond our control) and other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. These risks and uncertainties include, but are not limited to, the those affecting our businesses described in the “Risk Factors” section in this prospectus and described in “Item 1A. Risk Factors” of our Annual Report on Form 10-K for the year ended March 31, 2022 and our most recent Quarterly Report on Form 10-Q for the period ended September 30, 2022 and in other filings by BARK with the SEC incorporated by reference herein. Should one or more of these risks or uncertainties materialize, or should any of our assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws. These risks and others, described in “Item 1A. Risk Factors” of our Annual Report on Form 10-K for the year ended March 31, 2022 and our most recent Quarterly Report on Form 10-Q for the period ended September 30, 2022 and in other filings by BARK with the SEC incorporated by reference herein, may not be exhaustive.
By their nature, forward-looking statements involve risks and uncertainties because they relate to events and depend on circumstances that may or may not occur in the future. We caution you that forward-looking statements are not guarantees of future performance and that our actual results of operations, financial condition and liquidity, and developments in the industry in which we operate may differ materially from those made in or suggested by the forward-looking statements contained in this prospectus and on our Annual Report on Form 10-K for the year ended March 31, 2022 and our most recent Quarterly Report on Form 10-Q for the period ended September 30, 2022. In addition, even if our results or operations, financial condition and liquidity, and developments in the industry in which we operate are consistent with the forward-looking statements contained in this prospectus and on our Annual Report on Form 10-K for the year ended March 31, 2022 and our most recent Quarterly Report on Form 10-Q for the period ended September 30, 2022, those results or developments may not be indicative of results or developments in subsequent periods.
SELECTED DEFINITIONS
Unless stated in this prospectus or the context otherwise requires, references to:
•“2025 Convertible Notes” means the 5.50% convertible senior secured notes due 2025 (CUSIP No. 067605AA3) issued by Legacy BARK under an indenture, dated as of November 27, 2020, as supplemented and amended from time to time, between Legacy BARK and U.S. Bank National Association, as trustee and collateral agent;
•“Legacy BARK” means Barkbox, Inc., a Delaware corporation, which after the Closing is our wholly-owned subsidiary;
•“Business Combination” means the merger and the other transactions contemplated by the Merger Agreement;
•“Bylaws” means the second amended and restated bylaws of BARK, dated November 22, 2021;
•“Charter” means the third amended and restated certificate of incorporation of BARK, dated November 22, 2021;
•“Closing” means the closing of the Business Combination;
•“DGCL” means the Delaware General Corporation Law, as amended;
•“Exchange Act” means the Securities Exchange Act of 1934, as amended;
•“Merger Agreement” means the Agreement and Plan of Reorganization, dated as of December 16, 2020, by and among Northern Star, Merger Sub and Legacy BARK;
•“Northern Star” means Northern Star Acquisition Corp., a Delaware corporation and after the Closing was renamed “The Original BARK Company” and then renamed BARK, Inc.;
•“BARK” means BARK, Inc., a Delaware corporation;
•“NYSE” means the New York Stock Exchange;
•“SEC” means the Securities and Exchange Commission;
•“Securities Act” means the Securities Act of 1933, as amended; and

•“Sponsor” means Northern Star Sponsor LLC, a Delaware limited liability company and an affiliate of certain of Northern Star’s officers and directors.
PROSPECTUS SUMMARY
This summary highlights information contained elsewhere in this prospectus or incorporated by reference herein. It does not contain all the information that you may consider important in making your investment decision. Therefore, you should read the entire prospectus carefully along with the information incorporated by reference herein.
Overview
Founded in 2011, we are the world’s most dog-centric company, devoted to making dogs happy with the best products, services and content. Our dog-obsessed team applies its data-driven understanding of what makes each dog special by designing playstyle-specific toys, satisfying treats, personal meal plans with supplements, and dog-first experiences designed to foster health and happiness of dogs everywhere. We aim to foster lifelong relationships with our customers and their pups in order to drive strong customer retention and lifetime value. We loyally serve dogs with themed toys and treats subscriptions, BarkBox and BARK Super Chewer; custom product collections through retail partners, including Target and Amazon; high-quality, personalized nutrition and meal plans with BARK Food; health and wellness products with BARK Bright. As a direct to consumer-first company, our growing data and machine-learning capabilities inform future product development and enable BARK to provide personalized experiences and product offerings for dog parents nationwide. The information contained on BARK’s website, barkshop.com, is not part of this prospectus.

The mailing address of BARK’s principal executive office is 221 Canal Street, Floor 6, New York, New York 10013, and its telephone number is 1-855-501-BARK (1-855-501-2275).

Corporate Information
We were incorporated on July 8, 2020 as a Delaware corporation under the name “Northern Star Acquisition Corp.” and formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities. On June 1, 2021, in connection with the consummation of the previously announced business combination, we changed our name to “The Original BARK Company” and then to “BARK, Inc.”
Our investor relations website is investors.bark.co. The information found on, or that can be accessed from or that is hyperlinked to, our website is not part of this prospectus.

THE OFFERING

Issuer	BARK, Inc.

Issuance of Common Stock

Shares of Common Stock Offered by Us	Up to 8,478,333 shares of Common Stock issuable upon exercise of the Public Warrants.

Exercise Price of the Public Warrants	$11.50 per share, subject to adjustment as described herein.

Resale of Common Stock

Common Stock Offered by the Selling Stockholders	Up to 6,639,472 shares.

Common Stock Offered by the Selling Noteholders	Up to 9,843,433 shares (including (i) 8,133,657 shares issuable upon the conversion of approximately $81,336,573 in aggregate principal amount of outstanding 2025 Convertible Notes and (ii) up to 1,709,776 shares issuable upon the conversion of approximately $17,097,757 principal amount of in-kind interest payments on the outstanding 2025 Convertible Notes from the date of this prospectus through their maturity date).

Other Offering Information
Shares of Common Stock Outstanding Following Exercise of Public Warrants and Conversion of the 2025 Convertible Notes(1)(2)	195,556,204 shares, based on shares outstanding as of November 4, 2022.

Market for Our Shares of Common Stock	Our Common Stock and Public Warrants are listed on the NYSE under the symbol “BARK” and “BARK WS,” respectively.

Risk Factors
Any investment in the securities offered hereby is speculative and involves a high degree of risk. You should carefully consider the information set forth under “Risk Factors” and elsewhere in this prospectus.

Use of Proceeds	We will not receive any of the proceeds from the sale of the shares of Common Stock by the Selling Securityholders. We will receive proceeds equal to the aggregate exercise price from any exercises of the Public Warrants, assuming the exercise of the Public Warrants for cash. We expect to use the net proceeds from the exercise of the Public Warrants for general corporate purposes. See “Use of Proceeds.”
(1)	Based on the aggregate principal and accrued in-kind interest on the 2025 Convertible Notes of approximately $98,434,330 as of December 1, 2025.
(2)	Assumes the Public Warrants are exercised for cash.

RISK FACTORS
An investment in our securities involves substantial risk. Please carefully consider the risk factors described in Part 1, Item 1A. Risk Factors in our Annual Report on Form 10-K for the year ended March 31, 2022 filed on May 31, 2022 with the SEC and our most recent Quarterly Report on Form 10-Q for the period ended September 30, 2022 filed on November 9, 2022 with the SEC, which is incorporated by reference herein, and may be amended, supplemented or superseded from time to time by other reports we file with the SEC in the future, including, any subsequently filed Quarterly Report on Form 10-Q or any Current Report on Form 8-K, together with all of the other information appearing in or incorporated by reference into this prospectus and any applicable prospectus supplement. Before making investment decisions, you should carefully consider these risks as well as other information we include or incorporate by reference in this prospectus or include in any applicable prospectus supplement. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations.
USE OF PROCEEDS
We will receive proceeds equal to the aggregate exercise price from any exercise of the Public Warrants, assuming the exercise in full of all of the Public Warrants for cash. We expect to use the net proceeds from the exercise of the Public Warrants for general corporate purposes. We will have broad discretion over the use of proceeds from the exercise of the Public Warrants. There is no assurance that the holders of the Public Warrants will elect to exercise any or all of such Public Warrants. To the extent that the Public Warrants are exercised on a “cashless basis,” the amount of cash we would receive from the exercise of the Public Warrants will decrease.

All of the shares of Common Stock offered by the Selling Securityholders pursuant to this prospectus will be sold by the Selling Securityholders for their account. We will not receive any of the proceeds from these sales.
WHERE YOU CAN FIND MORE INFORMATION
We have filed with the SEC a registration statement on Form S-3 under the Securities Act with respect to the securities offered by this prospectus. This prospectus, which forms a part of such registration statement, does not contain all of the information included in the registration statement. For further information pertaining to us and our securities, you should refer to the registration statement and to its exhibits. The registration statement has been filed electronically and may be obtained in any manner listed below. Whenever we make reference in this prospectus to any of our contracts, agreements or other documents, the references are not necessarily complete. If a contract or document has been filed as an exhibit to the registration statement or a report we file under the Exchange Act, you should refer to the copy of the contract or document that has been filed. Each statement in this prospectus relating to a contract or document filed as an exhibit to a registration statement or report is qualified in all respects by the filed exhibit. You may review a copy of the registration statement through the SEC’s website at www.sec.gov.
We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the internet at the SEC’s website at www.sec.gov and on our website at www.investors.bark.co. The information found on, or that can be accessed from or that is hyperlinked to, our website is not part of this prospectus. You may inspect a copy of the registration statement through the SEC’s website, as provided herein. Copies of any materials we file with the SEC can be obtained at the SEC’s website, www.sec.gov and on our website at www.investors.bark.co.
If you would like copies of our annual, quarterly and current reports, proxy statements and other information, you should contact via phone or in writing:
BARK, Inc.
221 Canal Street, Floor 6
New York, New York 10013
Attention: General Counsel
Tel. (855) 501-2275

SELLING SECURITYHOLDERS
This prospectus relates to the offer and resale, from time to time, by the Selling Stockholders named in this prospectus of up to 6,639,472 shares of Common Stock, including up to (i) up to 5,203,942 PIPE Shares, and (ii) up to 1,435,530 Warrant Shares held by the Selling Stockholders.
This prospectus also relates to the offer and resale, from time to time, by the Selling Noteholders named in this prospectus of up to 9,843,433 shares of Common Stock issuable upon conversion of the 2025 Convertible Notes, inclusive of 1,709,776 shares of Common Stock issuable upon the conversion of approximately $17,097,757 principal amount of in-kind interest payments on the outstanding 2025 Convertible Notes from June 1, 2022 through their maturity date.
The Selling Securityholders may from time to time offer and sell any or all of the Common Stock set forth below pursuant to this prospectus and any accompanying prospectus supplement. When we refer to the “Selling Securityholders” in this prospectus, we mean the persons listed in the tables below, and the pledgees, donees, transferees, assignees, successors, designees and others who later come to hold any of the Selling Securityholders’ interest in the Common Stock other than through a public sale.

Registration Rights
Magnetar Investors Registration Rights
In connection with the Note Purchase Agreement, the Magnetar Investors were granted certain rights to have registered, in certain circumstances, the resale under the Securities Act of the shares of Common Stock issuable upon the conversion of the 2025 Convertible Notes.
PIPE Shares
In connection with the execution of the Merger Agreement, Northern Star entered into subscription agreements with certain investors, pursuant to which such PIPE Investors purchased an aggregate of 20,000,000 shares of common stock in a private placement at a price of $10.00 per share for an aggregate commitment of $200,000,000.
Warrant Shares
In connection with the Business Combination, each warrant to purchase shares of Legacy BARK’s stock outstanding immediately prior to the effective time of the merger contemplated by the Merger Agreement, in accordance with its terms, was automatically assumed by BARK and converted into a warrant to purchase, on the same terms and conditions as were applicable under each such warrant, a number of shares of BARK Common Stock equal to the product of (x) the number of shares of Legacy BARK’s stock subject to such warrant immediately prior to the effective time (or the number of shares of common stock issuable upon conversion of the preferred stock subject to such warrant) as adjusted pursuant to the terms of such warrant and (y) the exchange ratio obtained by dividing 150,000,000 by the fully-diluted number of shares of Legacy BARK’s common stock outstanding immediately prior to the effective time of the merger as determined in accordance with the Merger Agreement, at an exercise price equal to (A) the exercise price of such warrant immediately prior to the effective time as adjusted pursuant to the terms of such warrant divided by (B) such exchange ratio. As of the Closing, there were 1,897,212 assumed warrants, each exercisable for one share of Common Stock at the weighted average price of $1.05 per share. This prospectus relates to the offer and resale of up to 1,435,530 outstanding shares of Common Stock held by the selling stockholders, which shares were issued upon the exercise of assumed warrants held by such selling stockholders.

Common Stock
The following table sets forth, as of the date of this prospectus, the names of the Selling Stockholders, the aggregate number of shares of common stock held by each Selling Stockholder immediately prior to the sale of the shares of common stock in this offering, the number of shares of our common stock that may be sold by each Selling Stockholder under this prospectus and that each Selling Stockholder will beneficially own after this offering. For purposes of the table below, we have assumed that (i) after termination of this offering none of the shares of common stock covered by this prospectus will be beneficially owned by the Selling Stockholders and (ii) the Selling Stockholders will not acquire beneficial ownership of any additional securities during the offering. In addition, we assume that the Selling Stockholders have not sold, transferred or otherwise disposed of, our securities in transactions exempt from the registration requirements of the Securities Act.
We have determined beneficial ownership in accordance with the rules of the SEC and the information is not necessarily indicative of beneficial ownership for any other purpose. Unless otherwise indicated below, to our knowledge, the persons and entities named in the tables have sole voting and sole investment power with respect to all securities that they beneficially own, subject to community property laws where applicable.

The Selling Stockholders may sell, distribute or otherwise transfer all, some or none of such shares in this offering. See “Plan of Distribution.”

8

	Number of Shares Beneficially Owned Before Sale of All Shares of Common Stock Offered Hereby		Number of Shares of Common Stock to be Sold in the Offering	Number of Shares Beneficially Owned After Sale of All Shares of Common Stock Offered for Resale Hereby
	Number	%(1)	Number	Number	%
Selling Securityholders
Manulife Dividend Income Fund(2)	299,055	*	299,055	—	—
Manulife Dividend Income Private Pool Fund(2)	71,127	*	71,127	—	—
MIM Dividend Income Segregated Fund(2)	6,502	*	6,502	—	—
Manulife US Dividend Income Fund(2)	35,292	*	35,292	—	—
Manulife US Dollar US Dividend Income Pooled Fund(2)	94	*	94	—	—
Manulife US Monthly High Income Fund(2)	87,930	*	87,930	—	—
SIERRA NEVADA (BERMUDA) L.P.(3)	1,500,000	*	1,500,000	—	—
Fidelity U.S. Growth Opportunities Investment Trust By its manager Fidelity Investments Canada ULC(4)	40,797	*	40,797	—	—
Fidelity NorthStar Fund By its manager Fidelity Investments Canada ULC(4)	111,045	*	111,045	—	—
Fidelity Securities Fund: Fidelity Small Cap Growth Fund(4)	1,195,200	*	1,195,200	—	—
Fidelity Securities Fund: Fidelity Small Cap Growth K6 Fund(4)	267,300	*	267,300	—	—
Fidelity Advisor Series I: Fidelity Advisor Small Cap Fund - Subportfolio B(4)	402,800	*	402,800	—	—
Fidelity Advisor Series I: Fidelity Advisor Series Small Cap Fund - Subportfolio B(4)	111,800	*	111,800	—	—
Other Selling Securityholders(5)	1,510,530	*	1,510,530	—	—

*	Less than 1%.
(1)	The percentage of beneficial ownership before this offering is calculated based on 177,234,463 shares of our Common Stock outstanding as of November 4, 2022. Unless otherwise indicated, we believe that all persons named in the table have sole voting and investment power with respect to all shares beneficially owned by them.
(2)	Voting and dispositive power with respect to the securities held by the Selling Securityholder are exercised by Conrad Dabiet on behalf of Manulife Investment Management Limited. The address of this Selling Securityholder is 200 Bloor Street East, Toronto, Ontario, Canada M4W 1E5.
(3)	SIERRA NEVADA (BERMUDA) L.P. is the beneficial owner. AGUILA LTD is the General Partner of SIERRA NEVADA (BERMUDA) L.P. The address of this Selling Securityholder is 5 Waterloo Lane, Unit 5A, Pembroke, Bermuda, HM 08.
(4)	These accounts are managed by direct or indirect subsidiaries of FMR LLC. Abigail P. Johnson is a Director, the Chairman, the Chief Executive Officer and the President of FMR LLC. Members of the Johnson family, including Abigail P. Johnson, are the predominant owners, directly or through trusts, of Series B voting common shares of FMR LLC, representing 49% of the voting power of FMR LLC. The Johnson family group and all other Series B shareholders have entered into a shareholders’ voting agreement under which all Series B voting common shares will be voted in accordance with the majority vote of Series B voting common shares. Accordingly, through their ownership of voting common shares and the execution of the shareholders’ voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR LLC. Neither FMR LLC nor Abigail P. Johnson has the sole power to vote or direct the voting of the shares owned directly by the various investment companies registered under the Investment Company Act (“Fidelity Funds”) advised by Fidelity Management & Research Company (“FMR Co”), a wholly owned subsidiary of FMR LLC, which power resides with the Fidelity Funds’ Boards of Trustees. Fidelity Management & Research Company carries out the voting of the shares under written guidelines established by the Fidelity Funds’ Boards of Trustees. The address of this Selling Securityholder is 245 Summer Street, Boston, Massachusetts 02210.
(5)	The disclosure with respect to these Selling Securityholders is being made on an aggregate basis, as opposed to an individual basis, because their aggregate holdings are less than 1% of the outstanding shares of our common stock.

2025 Convertible Notes

The following table sets forth the names of the Selling Noteholders, the aggregate principal amount of 2025 Convertible Notes held by each Selling Noteholder (including the maximum amount of 2025 Convertible Notes that can or will be issued in the future in respect of additional in-kind interest payments on the currently outstanding 2025 Convertible Notes through their maturity date), the number of shares of common stock issuable upon conversion of the 2025 Convertible Notes (including the maximum amount of 2025 Convertible Notes that can or will be issued in the future in respect of additional in-kind interest payments on the currently outstanding 2025 Convertible Notes through their maturity date) and that may be sold by each Selling Noteholder under this prospectus and shares of common stock underlying the 2025 Convertible Notes that each Selling Noteholder will beneficially own after this offering. For purposes of the table below, we have assumed that (i) after termination of this offering none of the 2025 Convertible Notes or the shares of common stock issuable upon the conversion of the 2025 Convertible Notes and covered by this prospectus will be beneficially owned by the Selling Noteholders and (ii) the Selling Noteholders will not acquire beneficial ownership of any additional securities during the offering. In addition, we assume that the Selling Noteholders have not sold, transferred or otherwise disposed of, our securities in transactions exempt from the registration requirements of the Securities Act.

We have determined beneficial ownership in accordance with the rules of the SEC and the information is not necessarily indicative of beneficial ownership for any other purpose. Unless otherwise indicated below, to our knowledge, the persons and entities named in the tables have sole voting and sole investment power with respect to all securities that they beneficially own, subject to community property laws where applicable.
The Selling Noteholders may sell or otherwise transfer all, some or none of such shares in this offering. See “Plan of Distribution.”

Beneficial Ownership prior to this offering	Beneficial Ownership after this offering

Name of Selling Noteholder	Principal Amount of 2025 Convertible Notes(1)	Percentage	Shares of Common Stock Issuable Upon Conversion of the Principal Amount of 2025 Convertible Notes That May be Sold(2)	Number	Percentage
Magnetar Constellation Master Fund, LTD	$38,783,126	39.4%	3,878,313	—	—
Magnetar Constellation Fund II, Ltd	$11,123,079	11.3%	1,112,308	—	—
Magnetar Structured Credit Fund, LP	$14,568,281	14.8%	1,456,828	—	—
Magnetar Xing He Master Fund Ltd.	$13,583,938	13.8%	1,358,394	—	—
Magnetar Credit Fund—F LLC	$4,724,848	4.8%	472,485	—	—
Magnetar Longhorn Fund LP	$5,709,191	5.8%	570,919	—	—
Magnetar Lake Credit Fund LLC	$7,579,443	7.7%	757,944	—	—
Purpose Alternative Credit Fund – T LLC	$2,362,424	2.4%	236,242	—	—

(1)	The number of 2025 Convertible Notes owned prior to this offering includes both the outstanding 2025 Convertible Notes and the maximum amount of 2025 Convertible Notes that can or will be issued in the future in respect of additional in-kind interest payments on the outstanding 2025 Convertible Notes from June 1, 2022 through their maturity date.
(2)	Calculated at a conversion rate of $10.00 per share.

PLAN OF DISTRIBUTION
We are registering the issuance of up to 8,478,333 shares of our Common Stock issuable upon the exercise of our Public Warrants.
We are also registering the offer and sale, from time to time, by the Selling Securityholders of up to (i) 6,639,472 shares of Common Stock, including up to (a) 5,203,942 PIPE Shares and (b) 1,435,530 Warrant Shares and (ii) up to 9,843,433 shares of Common Stock issuable upon conversion of the 2025 Convertible Notes, (including 1,709,776 shares of Common Stock issuable upon the conversion of approximately $17,097,757 principal amount of in-kind interest payments on the outstanding 2025 Convertible Notes from June 1, 2022 through their maturity date).
Upon effectiveness of the registration statement of which this prospectus forms a part, the securities beneficially owned by the Selling Securityholders covered by this prospectus may be offered and sold from time to time by the Selling Securityholders. The term “Selling Securityholders” includes donees, pledgees, transferees or other successors in interest selling securities received after the date of this prospectus from a Selling Securityholder as a gift, pledge, partnership or limited liability company distribution or other transfer. The Selling Securityholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. Such sales may be made on one or more exchanges or in the over-the-counter market or otherwise, at prices and under terms then prevailing or at prices related to the then current market price or in negotiated transactions. Each Selling Securityholder reserves the right to accept and, together with its respective agents, to reject, any proposed purchase of securities to be made directly or through agents. The Selling Securityholders and any of their permitted transferees may sell their securities offered by this prospectus on any stock exchange, market or trading facility on which the securities are traded or in private transactions.
Subject to the limitations set forth in any applicable registration rights agreement, the Selling Securityholders may use any one or more of the following methods when selling the securities offered by this prospectus:
•purchases by a broker-dealer as principal and resale by such broker-dealer for its own account pursuant to this prospectus;
•ordinary brokerage transactions and transactions in which the broker solicits purchasers;
•block trades in which the broker-dealer so engaged will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;
•an over-the-counter distribution in accordance with the rules of the applicable exchange;
•settlement of short sales entered into after the date of this prospectus;
•agreements with broker-dealers to sell a specified number of the securities at a stipulated price per share;
•in “at the market” offerings, as defined in Rule 415 under the Securities Act, at negotiated prices, at prices prevailing at the time of sale or at prices related to such prevailing market prices, including sales made directly on a national securities exchange or sales made through a market maker other than on an exchange or other similar offerings through sales agents;
•directly to purchasers, including through a specific bidding, auction or other process or in privately negotiated transactions;
•through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;
•through a combination of any of the above methods of sale; or
•any other method permitted pursuant to applicable law.
In addition, a Selling Securityholder that is an entity may elect to make an in-kind distribution of securities to its members, partners or stockholders pursuant to the registration statement of which this prospectus is a part by delivering a prospectus with a plan of distribution. Such members, partners or stockholders would thereby receive freely tradeable securities pursuant to the distribution through a registration statement. To the extent a distributee is an affiliate of ours (or to the extent otherwise required by law), we may file a prospectus supplement in order to permit the distributees to use the prospectus to resell the securities acquired in the distribution.
The Selling Securityholders also may transfer the securities in other circumstances, in which case the transferees, pledgees or other successors-in-interest will be the selling beneficial owners for purposes of this prospectus. Upon being notified by a Selling Securityholder that a donee, pledgee, transferee, other successor- in-interest intends to sell our securities, we will, to the extent required, promptly file a supplement to this prospectus to name specifically such person as a Selling Securityholder.
There can be no assurance that the Selling Securityholders will sell all or any of the securities offered by this prospectus. In addition, the Selling Securityholders may also sell securities under Rule 144 under the Securities Act, if available, or in other transactions exempt from registration, rather than under this prospectus. The Selling Securityholders have the sole and absolute discretion not to accept any purchase offer or make any sale of securities if they deem the purchase price to be unsatisfactory at any particular time.
To the extent required, the securities to be sold, the name of the Selling Securityholders, the respective purchase prices and public offering prices, the proceeds to be received from the sale, if any, and other material terms of the offering, the settlement of short sales entered into after the date of this prospectus, the names of any agents, dealer or underwriter, any applicable commissions or discounts or any other items constituting compensation from the Selling Securityholders with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.
In connection with the sale of our securities, the Selling Securityholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of our securities in the course of hedging the positions they assume. The Selling Securityholders may also sell our securities short and deliver these securities to close out their short positions, or loan or pledge our securities to broker-dealers that in turn may sell these shares. The Selling Securityholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).
In order to facilitate the offering of the securities, any underwriters or agents, as the case may be, involved in the offering of such securities may engage in transactions that stabilize, maintain or otherwise affect the price of our securities. Specifically, the underwriters or agents, as the case may be, may overallot in connection with the offering, creating a short position in our securities for their own account. In addition, to cover overallotments or to stabilize the price of our securities, the underwriters or agents, as the case may be, may bid for, and purchase, such securities in the open market. Finally, in any offering of securities through a syndicate of underwriters, the underwriting syndicate may reclaim selling concessions allotted to an underwriter or a broker-dealer for distributing such securities in the offering if the syndicate repurchases previously distributed securities in transactions to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the securities above independent market levels. The underwriters or agents, as the case may be, are not required to engage in these activities, and may end any of these activities at any time.
In offering the securities covered by this prospectus, the Selling Securityholders and any underwriters, broker-dealers or agents who execute sales for the Selling Securityholders may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. Any discounts, commissions, concessions or profit they earn on any resale of those securities may be underwriting discounts and commissions under the Securities Act.
The Selling Securityholders may solicit offers to purchase the securities directly from, and it may sell such securities directly to, institutional investors or others. In this case, no underwriters or agents would be involved. The terms of any of those sales, including the terms of any bidding or auction process, if utilized, will be described in the applicable prospectus supplement.
It is possible that one or more underwriters may make a market in our securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. We cannot give any assurance as to the liquidity of the trading market for our securities. Our shares of Common Stock and Public Warrants are currently listed on the NYSE under the symbols “BARK” and “BARK WS,” respectively. The 2025 Convertible Notes are not, and will not be, listed on any securities exchange.
The Selling Securityholders may authorize underwriters, broker-dealers or agents to solicit offers by certain purchasers to purchase the securities at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. The contracts will be subject only to those conditions set forth in the prospectus supplement, and the prospectus supplement will set forth any commissions we or the Selling Securityholders pay for solicitation of these contracts.
A Selling Securityholder may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by any Selling Securityholder or borrowed from any Selling Securityholder or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from any Selling Securityholder in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter and will be identified in the applicable prospectus supplement (or a post-effective amendment). In addition, any Selling Securityholder may otherwise loan or pledge securities to a financial institution or other third party that in turn may sell the securities short using this prospectus. Such financial institution or other third party may transfer its economic short position to investors in our securities or in connection with a concurrent offering of other securities.
In effecting sales, broker-dealers or agents engaged by the Selling Securityholders may arrange for other broker-dealers to participate. Broker-dealers or agents may receive commissions, discounts or concessions from the Selling Securityholders in amounts to be negotiated immediately prior to the sale.
In compliance with the guidelines of the Financial Industry Regulatory Authority (“FINRA”), the aggregate maximum discount, commission, fees or other items constituting underwriting compensation to be received by any FINRA member or independent broker-dealer will not exceed 8% of the gross proceeds of any offering pursuant to this prospectus and any applicable prospectus supplement.
If at the time of any offering made under this prospectus a member of FINRA participating in the offering has a “conflict of interest” as defined in FINRA Rule 5121 (“Rule 5121”), that offering will be conducted in accordance with the relevant provisions of Rule 5121.
To our knowledge, there are currently no plans, arrangements or understandings between the Selling Securityholders and any broker-dealer or agent regarding the sale of the securities by the Selling Securityholders. Upon our notification by a Selling Securityholder that any material arrangement has been entered into with an underwriter or broker-dealer for the sale of securities through a block trade, special offering, exchange distribution, secondary distribution or a purchase by an underwriter or broker-dealer, we will file, if required by applicable law or regulation, a supplement to this prospectus pursuant to Rule 424(b) under the Securities Act disclosing certain material information relating to such underwriter or broker-dealer and such offering.
Underwriters, broker-dealers or agents may facilitate the marketing of an offering online directly or through one of their affiliates. In those cases, prospective investors may view offering terms and a prospectus online and, depending upon the particular underwriter, broker-dealer or agent, place orders online or through their financial advisors.
The underwriters, broker-dealers and agents may engage in transactions with us or the Selling Securityholders, or perform services for us or the Selling Securityholders, in the ordinary course of business.
In order to comply with the securities laws of certain states, if applicable, the securities must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the securities may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.
We have advised the Selling Securityholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the Selling Securityholders and their affiliates. In addition, to the extent applicable we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the Selling Securityholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The Selling Securityholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.
We will make copies of this prospectus available to the Selling Securityholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The Selling Securityholders may indemnify any agent, broker-dealer or underwriter that participates in transactions involving the sale of the securities against certain liabilities, including liabilities arising under the Securities Act.

We have agreed to indemnify certain of the Selling Securityholders against certain liabilities, including certain liabilities under the Securities Act, the Exchange Act or other federal or state law. Agents, broker-dealers and underwriters may be entitled to indemnification by us and the Selling Securityholders against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which the agents, broker-dealers or underwriters may be required to make in respect thereof.
We have agreed with certain Selling Securityholders pursuant to the Subscription Agreements to use commercially reasonable efforts to keep the registration statement of which this prospectus constitutes a part effective until such time as (i) such Selling Securityholders cease to hold any of the shares acquired under such Subscription Agreements or, (ii) the date all such shares may be sold without restriction under Rule 144, including without limitation, any volume and manner of sale restrictions which may be applicable to affiliates under Rule 144 and without the requirement for us to be in compliance with the current public information required under Rule 144(c)(1) or Rule 144(i)(2), as applicable and (iii) two years from the date of effectiveness of the registration statement of which this prospectus is a part.
A holder of Public Warrants may exercise its Public Warrants in accordance with the applicable Warrant Agreement on or before the expiration date set forth therein by surrendering, at the office of the warrant agent, Continental Stock Transfer & Trust Company, the certificate evidencing such Public Warrant, with the form of election to purchase set forth thereon, properly completed and duly executed, accompanied by full payment of the exercise price and any and all applicable taxes due in connection with the exercise of the Public Warrant, subject to any applicable provisions relating to cashless exercises in accordance with the Warrant Agreement.
EXPERTS
The consolidated financial statements of BARK, Inc. as of March 31, 2022 and 2021, and for each of the three years in the period ended March 31, 2022, incorporated by reference in this Prospectus by reference to BARK, Inc.’s annual report on Form 10-K for the year ended March 31, 2022, and the effectiveness of BARK, Inc.’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports which express an unqualified opinion on the financial statements and an adverse opinion on the effectiveness of BARK Inc.’s internal control over financial reporting. Such financial statements are incorporated by reference in reliance upon the reports of such firm given their authority as experts in accounting and auditing.

INCORPORATION BY REFERENCE

The SEC permits us to “incorporate by reference” the information and reports we file with it. This means that we can disclose important information to you by referring to another document. The information that we incorporate by reference is considered to be part of this prospectus, and later information that we file with the SEC automatically updates and supersedes this information. We incorporate by reference the documents listed below, except to the extent information in those documents is different from the information contained in this prospectus, and all future documents filed with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act (other than the portions thereof deemed to be furnished to the SEC pursuant to Item 9 or Item 12) until we terminate the offering of these securities, including all such documents that we may file with the SEC after the date of but prior to the effectiveness of this Post-Effective Amendment No. 4:
1.Our Annual Report on Form 10-K for the year ended March 31, 2022, filed with the SEC on May 31, 2022 (the “Annual Report”), our Quarterly Report on Form 10-Q for the period ended June 30, 2022, filed with the SEC on August 9, 2022 and our Quarterly Report on Form 10-Q for the period ended September 30, 2022, filed with the SEC on November 9, 2022;

2.Our Current Reports on Form 8-K, filed with the SEC on May 26, 2022, May 31, 2022, August 26, 2022, September 12, 2022 and November 21, 2022 (in each case excluding any information furnished pursuant to Item 2.02 or Item 7.01 of any such Current Report on Form 8-K unless otherwise indicated therein);
3.The description of our Common Stock set forth in Exhibit 4.1 to our Annual Report, together with any amendment or report filed with the SEC for the purpose of updating such description; and
4.All documents we file with the SEC under Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (other than those made pursuant to Item 2.02 or Item 7.01 of Form 8-K or other information

“furnished” to the SEC unless we specifically state in such Current Report that such information is to be considered “filed” under the Exchange Act or we incorporate it by reference into a filing under the Securities Act of 1933, as amended, or the Exchange Act) after the date of this prospectus and prior to the termination of this offering made by way of this prospectus. These documents include periodic reports, such as Proxy Statements, Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K (other than the portions of those documents not deemed to be filed, which is deemed not to be incorporated by reference in this Registration Statement).
To the extent that any statement in this prospectus is inconsistent with any statement that is incorporated by reference and that was made on or before the date of this prospectus, the statement in this prospectus shall supersede such incorporated statement. The incorporated statement shall not be deemed, except as modified or superseded, to constitute a part of this prospectus or the registration statement. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Statements contained in this prospectus as to the contents of any contract or other document are not necessarily complete and, in each instance, we refer you to the copy of each contract or document filed as an exhibit to our various filings made with the SEC.

We will provide to each person, including any beneficial owner, to whom a prospectus is delivered, upon written or oral request, a copy of any or all of the reports or documents that have been incorporated by reference in this prospectus but not delivered with the prospectus. You may access a copy of any or all of these filings, free of charge, at www.sec.gov, or by writing us at the following address or telephoning us at the number below:
BARK, Inc.
Attn: General Counsel
221 Canal Street, Floor 6
New York, New York 10013
(855) 501-2275

You may also direct your requests via e-mail to legal@barkbox.com.
Exhibits to the filings will not be sent, however, unless those exhibits have been specifically incorporated by reference in this prospectus or any accompanying prospectus supplement.

LEGAL MATTERS
Certain matters will be passed upon for us by Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP, 1250 Broadway, 23rd Floor, New York, New York.